For Further Information, Contact:
Quality Systems, Inc.
18111 Von Karman Avenue, Suite 800
Irvine, CA 92612
Phone: (949) 255-2600
Jamie Arnold, Chief Financial Officer
JArnold@nextgen.com

FOR IMMEDIATE RELEASE
October 27, 2016

Quality Systems, Inc. Reports Fiscal 2017 Second Quarter Results
IRVINE, Calif. - (October 27, 2016) - Quality Systems, Inc. (NASDAQ: QSII) announced today results for its fiscal 2017 second quarter ended September 30, 2016.
“I’m very pleased with our performance during the second quarter. The strategic investments we’ve made and the measures we’ve taken to integrate and streamline the business are starting to pay off,” commented Rusty Frantz, president and chief executive officer of Quality Systems, Inc. “Furthermore, our reinvigorated sales efforts coupled with our focus on customer relations have resulted in increased rates of customer satisfaction and favorably impacted our customer retention.”
Mr. Frantz continued, “Our financial results in the first half of fiscal 2017, as well as the progress we made in the second quarter, lead us to feel confident about the remainder of the year and reaffirm the guidance we provided on our last call.”
Revenues for the fiscal 2017 second quarter of $127.2 million compared to $125.4 million a year-ago. On a GAAP basis, net income for the 2017 second quarter was $4.0 million, compared with net income of $8.3 million in the 2016 second quarter. Non-GAAP net income for the 2017 second quarter was $14.4 million compared with non-GAAP net income of $13.0 million in the 2016 second quarter.
On a GAAP basis, fully diluted earnings per share was $0.06 in the fiscal 2017 second quarter compared with $0.14 earnings per share for the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2017 second quarter was $0.23 versus $0.21 reported in the second quarter a year ago.
Fiscal 2017 Financial Outlook
The company is reaffirming outlook for the remainder of 2017 and expects:

•	Revenue of between $494 million and $510 million

•	Non-GAAP EPS of between $0.75 and $0.81

Conference Call Information
Quality Systems will host a conference call to discuss its fiscal 2017 second quarter results on Thursday, October 27, 2016 at 8:30 AM ET (5:30 AM PT). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-900-9499 or 937-502-2136 for international callers, and referencing participant code 95129126 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the company’s web site and an audio file of the call will also be archived for 90 days at investor.qsii.com. After the conference call, a replay will be available until November 3, 2016 and can be accessed by dialing 800-585-8367 or 404-537-3406 for international callers, and referencing participant code 95129126.
About Quality Systems, Inc.
Irvine, Calif.-based Quality Systems, Inc. (QSI) and its subsidiary, NextGen Healthcare Information Systems, develop and provide a range of software and services for medical and dental group practices, including practice management and electronic health record applications, patient portal, interoperability and connectivity products, and population health management and analytics offerings. Services include managed cloud services, revenue cycle management, claims clearinghouse, data interchange and value-add consulting. The Company's solution portfolio is readily integrated and collectively positioned to drive low total cost of ownership for its client partners, as well as enable the transition to value-based healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

Investor Contact:
Bob East or Asher Dewhurst
Westwicke Partners
443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than Quality Systems, which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition and disposition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes. The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2016 and expected to be applied for each quarter of fiscal year 2017 period is 30.5%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company intends to re-evaluate this normalized non-GAAP tax rate on an annual basis or more frequently if any significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition and disposition costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Software license and hardware	$17,182	$19,687	$31,971	$35,876
Software related subscription services	21,490	12,437	41,365	24,683
Total software, hardware and related	38,672	32,124	73,336	60,559
Support and maintenance	38,974	42,176	76,981	85,889
Revenue cycle management and related services	20,936	20,793	41,989	41,036
Electronic data interchange and data services	21,613	20,581	43,737	40,770
Professional services	6,971	9,695	13,328	19,279
Total revenues	127,166	125,369	249,371	247,533
Cost of revenue:
Software license and hardware	6,427	6,578	13,547	13,619
Software related subscription services	8,675	5,963	17,762	11,921
Total software, hardware and related	15,102	12,541	31,309	25,540
Support and maintenance	7,036	8,394	13,604	16,337
Revenue cycle management and related services	14,359	14,680	28,590	29,192
Electronic data interchange and data services	12,807	12,539	25,570	24,865
Professional services	6,693	8,444	13,739	16,641
Total cost of revenue	55,997	56,598	112,812	112,575
Gross profit	71,169	68,771	136,559	134,958
Operating expenses:
Selling, general and administrative	42,790	37,396	83,371	76,567
Research and development costs, net	18,292	17,981	36,516	35,066
Amortization of acquired intangible assets	2,617	898	5,321	1,795
Restructuring costs	701	—	4,454	—
Total operating expenses	64,400	56,275	129,662	113,428
Income from operations	6,769	12,496	6,897	21,530
Interest income	1	44	9	346
Interest expense	(803)	(3)	(1,816)	(3)
Other expense, net	(55)	(54)	(142)	(104)
Income before provision for income taxes	5,912	12,483	4,948	21,769
Provision for income taxes	1,925	4,168	1,608	7,092
Net income	$3,987	$8,315	$3,340	$14,677
Net income per share:
Basic	$0.06	$0.14	$0.05	$0.24
Diluted	$0.06	$0.14	$0.05	$0.24
Weighted-average shares outstanding:
Basic	61,658	60,461	61,420	60,387
Diluted	62,052	61,194	61,704	61,129
Dividends declared per common share	$—	$0.175	$—	$0.35

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$26,246	$27,176
Restricted cash and cash equivalents	4,458	5,320
Marketable securities	—	9,297
Accounts receivable, net	78,406	94,024
Inventory	353	555
Income taxes receivable	15,276	32,709
Prepaid expenses and other current assets	18,519	14,910
Total current assets	143,258	183,991
Equipment and improvements, net	25,985	25,790
Capitalized software costs, net	13,750	13,250
Deferred income taxes, net	8,018	8,198
Intangibles, net	80,297	91,675
Goodwill	188,555	188,837
Other assets	19,025	19,049
Total assets	$478,888	$530,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,438	$11,126
Deferred revenue	52,295	57,935
Accrued compensation and related benefits	15,192	18,670
Income taxes payable	185	91
Other current liabilities	50,734	50,238
Total current liabilities	123,844	138,060
Deferred revenue, net of current	1,403	1,335
Deferred compensation	6,794	6,357
Line of credit	48,000	105,000
Other noncurrent liabilities	13,376	10,661
Total liabilities	193,417	261,413
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 62,094 and 60,978 shares at September 30, 2016 and March 31, 2016, respectively	621	610
Additional paid-in capital	224,089	211,262
Accumulated other comprehensive loss	(565)	(481)
Retained earnings	61,326	57,986
Total shareholders' equity	285,471	269,377
Total liabilities and shareholders' equity	$478,888	$530,790

QUALITY SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Income before provision for income taxes - GAAP	$5,912	$12,483	$4,948	$21,769
Non-GAAP adjustments:
Acquisition and disposition costs, net	3,748	775	6,484	1,292
Amortization of acquired intangible assets	5,646	1,802	11,378	3,602
Amortization of deferred debt issuance costs	269	—	538	—
Restructuring costs	701	—	4,454	—
Securities litigation defense costs, net of insurance	763	2,256	1,127	2,794
Share-based compensation	1,910	901	3,066	1,585
Other non-run-rate expenses*	1,725	449	2,126	1,387
Total adjustments to GAAP income before provision for income taxes:	14,762	6,183	29,173	10,660
Income before provision for income taxes - Non-GAAP	20,674	18,666	34,121	32,429
Provision for income taxes	6,306	5,693	10,407	9,891
Net income - Non-GAAP	$14,368	$12,973	$23,714	$22,538
Diluted net income per share - Non-GAAP	$0.23	$0.21	$0.38	$0.37
Weighted-average shares outstanding (diluted):	62,052	61,194	61,704	61,129

* For the three months ended September 30, 2016, other non-run-rate expenses consist of $1,419 of professional services costs not related to ongoing core operations and $191 of executive hiring costs. For the six months ended September 30, 2016, other non-run-rate expenses consist of $1,820 of professional services costs not related to ongoing core operations and $191 of executive hiring costs.